Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Hecla Mining Company

Coeur d’Alene, Idaho

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated February 29, 2008, relating to the consolidated financial statements and the effectiveness of Hecla Mining Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and to our report dated March 5, 2008, except for notes 8 and 9, as to which date is June 9, 2008, relating to the financial statements of Greens Creek Joint Venture as of and for the year ended December 31, 2007, appearing in the Company’s Report on Form 8-K/A dated June 13, 2008.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Spokane, Washington

June 12, 2008